SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

BMC Stock Holdings, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

05591B109
(CUSIP Number)

December 12, 2016
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 21 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 05591B109	13G/A	Page 2 of 21 Pages

1	NAME OF REPORTING PERSON M. H. Davidson & Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 45,749
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 45,749
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,749
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.07%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05591B109	13G/A	Page 3 of 21 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Partners
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 249,423
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 249,423
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 249,423
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.37%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05591B109	13G/A	Page 4 of 21 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Institutional Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 523,480
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 523,480
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 523,480
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.79%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05591B109	13G/A	Page 5 of 21 Pages

1	NAME OF REPORTING PERSON Davidson Kempner International, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 561,751
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 561,751
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 561,751
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.84%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 05591B109	13G/A	Page 6 of 21 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Distressed Opportunities Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,127,022
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,127,022
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,127,022
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.69%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05591B109	13G/A	Page 7 of 21 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Distressed Opportunities International Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,891,566
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,891,566
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,891,566
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.84%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 05591B109	13G/A	Page 8 of 21 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Long-Term Distressed Opportunities Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 171,863
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 171,863
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 171,863
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.26%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05591B109	13G/A	Page 9 of 21 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Long-Term Distressed Opportunities International Master Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 469,655
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 469,655
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 469,655
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.70%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05591B109	13G/A	Page 10 of 21 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Long-Term Distressed Opportunities Fund II LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 509,833
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 509,833
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 509,833
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.77%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05591B109	13G/A	Page 11 of 21 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Long-Term Distressed Opportunities International Master Fund II LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 863,641
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 863,641
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 863,641
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.30%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05591B109	13G/A	Page 12 of 21 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Capital Management LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,413,983
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,413,983
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,413,983
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.63%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05591B109	13G/A	Page 13 of 21 Pages

1	NAME OF REPORTING PERSON Thomas L. Kempner, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,413,983
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,413,983
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,413,983
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.63%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 05591B109	13G/A	Page 14 of 21 Pages

1	NAME OF REPORTING PERSON Anthony A. Yoseloff
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,413,983
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,413,983
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,413,983
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.63%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 05591B109	13G/A	Page 15 of 21 Pages

1	NAME OF REPORTING PERSON Conor Bastable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,413,983
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,413,983
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,413,983
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.63%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 05591B109	13G/A	Page 16 of 21 Pages

1	NAME OF REPORTING PERSON Avram Z. Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,413,983
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,413,983
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,413,983
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.63%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 05591B109	13G/A	Page 17 of 21 Pages

Item 1(a).	NAME OF ISSUER

BMC Stock Holdings, Inc. (the "Issuer").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

Two Lakeside Commons, 980 Hammond Drive NE, Suite 500, Atlanta, GA 30328.

Item 2(a).	NAME OF PERSON FILING

This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

(i)	M. H. Davidson & Co., a New York limited partnership ("CO"). M.H. Davidson & Co. GP, L.L.C., a Delaware limited liability company, is the general partner of CO. DKCM (as defined below) is responsible for the voting and investment decisions of CO;

(ii)	Davidson Kempner Partners, a New York limited partnership ("DKP"). MHD Management Co., a New York limited partnership ("MHD"), is the general partner of DKP and MHD Management Co. GP, L.L.C., a Delaware limited liability company, is the general partner of MHD. DKCM is responsible for the voting and investment decisions of DKP;

(iii)	Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP"). Davidson Kempner Advisers Inc., a New York corporation, is the general partner of DKIP. DKCM is responsible for the voting and investment decisions of DKIP;

(iv)	Davidson Kempner International, Ltd., a British Virgin Islands business company ("DKIL"). DKCM is the investment manager of DKIL and is responsible for the voting and investment decisions of DKIL;

(v)	Davidson Kempner Distressed Opportunities Fund LP, a Delaware limited partnership ("DKDOF"). DK Group LLC, a Delaware limited liability company, is the general partner of DKDOF. DKCM is responsible for the voting and investment decisions of DKDOF;

(vi)	Davidson Kempner Distressed Opportunities International Ltd., a Cayman Islands exempted company ("DKDOI"). DK Management Partners LP, a Delaware limited partnership, is the investment manager of DKDOI. DKCM is responsible for the voting and investment decisions of DKDOI;

(vii)	Davidson Kempner Long-Term Distressed Opportunities Fund LP, a Delaware limited partnership ("DKLTDO"). Davidson Kempner Long-Term Distressed Opportunities GP LLC, a Delaware limited liability company ("DKLTDOGP"), is the general partner of DKLTDO. DKCM is responsible for the voting and investment decisions of DKLTDO;

CUSIP No. 05591B109	13G/A	Page 18 of 21 Pages

(viii)	Davidson Kempner Long-Term Distressed Opportunities International Master Fund LP, a Cayman Islands limited partnership ("DKLTDI"). DKLTDOGP is the general partner of DKLTDI. DKCM is responsible for the voting and investment decisions of DKLTDI;

(ix)	Davidson Kempner Long-Term Distressed Opportunities Fund II LP, a Delaware limited partnership ("DKLTDO II"). Davidson Kempner Long-Term Distressed Opportunities GP II LLC, a Delaware limited liability company ("DKLTDOGP II"), is the general partner of DKLTDO II. DKCM is responsible for the voting and investment decisions of DKLTDO II;

(x)	Davidson Kempner Long-Term Distressed Opportunities International Master Fund II LP, a Cayman Islands limited partnership ("DKLTDI II"). DKLTDOGP II is the general partner of DKLTDI II. DKCM is responsible for the voting and investment decisions of DKLTDI II;

(xi)	Davidson Kempner Capital Management LP, a Delaware limited partnership and a registered investment adviser with the U.S. Securities and Exchange Commission, acts as investment manager to each of CO, DKP, DKIP, DKIL, DKDOF, DKDOI, DKLTDO, DKLTDI, DKLTDO II and DKLTDI II ("DKCM") either directly or by virtue of a sub-advisory agreement with the investment manager of the relevant fund. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The managing members of DKCM are Messrs. Thomas L. Kempner, Jr., Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein, Anthony A. Yoseloff, Avram Z. Friedman, Conor Bastable, Morgan P. Blackwell, Shulamit Leviant, Patrick W. Dennis and Gabriel T. Schwartz; and

(xii)	Messrs. Thomas L. Kempner, Jr., Anthony A. Yoseloff, Conor Bastable and Avram Z. Friedman through DKCM, are responsible for the voting and investment decisions relating to the securities held by CO, DKP, DKIP, DKIL, DKDOF, DKDOI, DKLTDO, DKLTDI, DKLTDO II and DKLTDI II reported herein.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

Item 2(c).	CITIZENSHIP

(i)	CO – a New York limited partnership

(ii)	DKP – a New York limited partnership

(iii)	DKIP – a Delaware limited partnership

(iv)	DKIL – a British Virgin Islands business company

(v)	DKDOF – a Delaware limited partnership

(vi)	DKDOI – a Cayman Islands exempted company

(vii)	DKLTDO – a Delaware limited partnership

CUSIP No. 05591B109	13G/A	Page 19 of 21 Pages

(viii)	DKLTDI - a Cayman Islands limited partnership

(ix)	DKLTDO II – a Delaware limited partnership

(x)	DKLTDI II - a Cayman Islands limited partnership

(xi)	DKCM – a Delaware limited partnership

(xii)	Messrs. Thomas L. Kempner, Jr., Anthony A. Yoseloff, Conor Bastable and Avram Z. Friedman – United States

Item 2(d).	TITLE OF CLASS OF SECURITIES

Common Stock, par value $0.01 per share (the "Common Stock")

Item 2(e).	CUSIP NUMBER

05591B109

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: _________________________________________

CUSIP No. 05591B109	13G/A	Page 20 of 21 Pages

Item 4.	OWNERSHIP

The information required by Items 4(a) – (c) is set forth in Rows (5) – (11) of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

The percentages used in this Schedule 13G are calculated based upon an aggregate of 66,621,753 shares of Common Stock reported to be outstanding in the Issuer's Prospectus filed pursuant to Rule 424(b)(3), filed with the Securities and Exchange Commission on December 12, 2016.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 05591B109	13G/A	Page 21 of 21 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATE: December 14, 2016

m.h. davidson & Co.
By: M.H. Davidson & Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

davidson kempner partners
By: MHD Management Co.,
its General Partner

By: MHD Management Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER institutional partners, L.P.
By: Davidson Kempner Advisers Inc.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: President

davidson kempner international, ltd.
By: Davidson Kempner Capital Management LP,
its Investment Manager

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP
By: DK Group LLC,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.
By: DK Management Partners LP,
its Investment Manager

By: DK Stillwater GP LLC,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER LONG-TERM DISTRESSED OPPORTUNITIES FUND LP
By: Davidson Kempner Long-Term Distressed Opportunities GP LLC, its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER LONG-TERM DISTRESSED OPPORTUNITIES INTERNATIONAL MASTER FUND LP
By: Davidson Kempner Long-Term Distressed Opportunities GP LLC, its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER LONG-TERM DISTRESSED OPPORTUNITIES FUND II LP
By: Davidson Kempner Long-Term Distressed Opportunities GP II LLC, its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER LONG-TERM DISTRESSED OPPORTUNITIES INTERNATIONAL MASTER FUND II LP
By: Davidson Kempner Long-Term Distressed Opportunities GP II LLC,

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

davidson kempner CAPITAL MANAGEMENT LP

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

/s/ Thomas L. Kempner, Jr.
THOMAS L. KEMPNER, JR.

/s/ Anthony A. Yoseloff
ANTHONY A. YOSELOFF

/s/ Avram Z. Friedman
AVRAM Z. FRIEDMAN

/s/ Conor Bastable
CONOR BASTABLE